EXHIBIT (1)

                               EXHIBIT 99. (a)(1)


                             COMMTOUCH SOFTWARE LTD.

         OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS TO PURCHASE ORDINARY
           SHARES UNDER 1996 CSI STOCK OPTION PLAN, 1999 NONEMPLOYEE
        DIRECTORS STOCK OPTION PLAN, 1999 SECTION 3(i) SHARE OPTION PLAN
                          AND SHARE OPTION AGREEMENTS

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                 AT 5:00 P.M., PACIFIC TIME, ON AUGUST 13, 2001
                          UNLESS THE OFFER IS EXTENDED.

         Commtouch Software Ltd. ("Commtouch," "we," or "us") is offering to exchange all outstanding options to purchase ordinary shares granted at an exercise price equal to or greater than ten dollars ($10.00) per share under the 1996 CSI Stock Option Plan, the 1999 Nonemployee Directors Stock Option Plan, the 1999 Section 3(i) Share Option Plan and Share Option Agreements (as each relates to any option you may hold, the "Plan") for new options.

         We will grant the new options under the Amended and Restated 1996 CSI Stock Option Plan, the 1999 Nonemployee Directors Stock Option Plan, as amended by the amendments filed with the Securities and Exchange Commission (the "SEC") on January 20, 2000 and August 16, 2000 with our Form S-8 and Form 6-K, respectively, (the "Amended 1999 Nonemployee Directors Stock Option Plan"), and the Amended and Restated 1999
         Section 3(i) Share Option Plan (as each relates to any new option you may receive, the "Plan, as amended and restated").

         We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying letter of transmittal (which together, as they may be amended from time to time, constitute the "offer").

         The number of ordinary shares subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date we accept the options for exchange (the "replacement grant date").

         If you choose to participate by exchanging any of your Commtouch stock options, you must exchange all Commtouch stock options granted at an exercise price equal to or greater than ten dollars ($10.00) per share (the "eligible options").

         This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in Section 6 of this offer.

         If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you a new option under the Plan, as amended and restated, pursuant to a new option agreement. Optionees who were granted eligible options under the 1996 CSI Stock Option Plan will be granted new options pursuant to a new option agreement under the Amended and Restated 1996 CSI Stock Option Plan. Optionees who were granted eligible options under the 1999 Nonemployee Directors Stock Option Plan will be granted new options pursuant to a new option agreement under the Amended 1999 Nonemployee Directors Stock Option Plan. Optionees who were granted eligible options under the 1999
         Section 3(i) Share Option Plan or a Share Option Agreement will be granted new options pursuant to a new option agreement under the Amended and Restated Section 3(i) Share Option Plan.

         The exercise price of the new option will be $0.0125 per share. Except for new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan which will vest in accordance with the terms of your old option agreement, the new options will vest with respect to 33.33% of the underlying shares on February 15, 2002, and with respect to an additional 16.665% of the remaining shares at the end of each six month period thereafter.

         If you were granted options pursuant to a Share Option Agreement and elect to exchange your options pursuant to this offer, all of your new options will expire immediately upon termination of your employment with Commtouch for cause or upon a change in corporate control of Commtouch if the successor or purchasing corporation does not assume the options or substitute other securities or consideration therefor.

         If you elect to exchange options granted under the original 1999 Nonemployee Directors Stock Option Plan (prior to the two amendments referred to above), your new options may be transferred or assigned by you to a family member or trust for the benefit of you or your family member or any entity which is an investor in Commtouch and of which you are a general or limited partner or member of senior management. Any transfer or assignment to a trust or entity, unless the transfer is to a trust in which you or the family member have more than fifty percent of the beneficial interest, a foundation in which you have control of the management of assets or an entity in which you own more than fifty percent of the voting interests, will result in the underlying shares not being considered registered, and the transferee or assignee will be subject to restrictions on resale under Rule 144 under the Securities Act of 1933, as amended.

         The options will have other terms and conditions that are similar to those of the cancelled options.

Although our Board of Directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should elect to exchange. You must make your own decision, and we recommend that you seek financial and/or legal advice before deciding.

Our ordinary shares are currently quoted on the Nasdaq National Market under the symbol "CTCH." On July 16, 2001, the last reported sale price of the shares on the Nasdaq National Market was $0.61 per share. We recommend that you obtain current market quotations for our ordinary shares before deciding whether to elect to exchange your options.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to
Catherine Dowley, Commtouch Stock Administrator, by email at catherine.dowley@commtouch.com, or by telephone at (650) 864-2318.

                                    IMPORTANT

If you wish to elect to exchange your options, you must complete and sign the attached letter of transmittal in accordance with its instructions, and send it and any other required documents to us by mail to Commtouch Software Ltd., c/o Commtouch Inc., 2029 Stierlin Court, Mountain View, California 94043, USA,
Attention: Catherine Dowley, Commtouch Stock Administrator.

We are not making this offer to, and will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange. You should rely only on the information contained in this document or documents referred to in this document. We have not authorized anyone to give you any information or to make any representation in connection with this offer. If anyone does so, you must not rely on it as having been authorized by us.

TABLE OF CONTENTS

                                                                                                               PAGE

SUMMARY TERM SHEET................................................................................................. 1

INTRODUCTION.......................................................................................................10

THE
OFFER..............................................................................................................12
1.    Number Of Options; Expiration Date...........................................................................12
2.    Purpose Of The Offer.........................................................................................13
3.    Procedure To Exchange Options................................................................................15
4.    Withdrawal Rights............................................................................................16
5.    Acceptance Of Options For Exchange And Issuance Of New Options...............................................17
6.    Conditions of the Offer......................................................................................17
7.    Price Range Of Ordinary Shares Underlying Options............................................................21
8.    Source And Amount Of Consideration; Terms Of New Options.....................................................21
9.    Information Concerning Commtouch.............................................................................23
10.   Interests Of Directors And Officers; Transactions And Arrangements Concerning Commtouch's Securities.........24
11.   Status Of Options Acquired By Us In The Offer; Accounting Consequences Of The Offer..........................28
12.   Legal Matters; Regulatory Approvals..........................................................................29
13.   Material Federal Income Tax Consequences.....................................................................29
14.   Extension Of Offer; Termination; Amendment...................................................................32
15.   Fees And Expenses............................................................................................33
16.   Additional Information.......................................................................................33
17.   Miscellaneous................................................................................................35


ATTACHMENT:  Letter of Transmittal

                               SUMMARY TERM SHEET

The following section answers some of the questions that you may have about this offer. However, it is only a summary, and you should read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

GENERAL QUESTIONS ABOUT THE PROGRAM

      1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all stock options to purchase ordinary shares of Commtouch that are outstanding under the 1996 CSI Stock Option Plan, the 1999 Nonemployee Directors Stock Option Plan, the 1999 Section 3(i) Share Option Plan and Share Option Agreements (as each relates to any option you may hold, the "Plan") that were granted at an exercise price equal to or greater than ten dollars ($10.00) per share. In return, we will issue to those who accept our offer new options under the Plan, as amended and restated, for the same number of shares as your old options, but at a much lower exercise price. (Page 10)

      2.  WHY ARE WE MAKING THE OFFER TO EXCHANGE?

Because a considerable number of employees, officers and directors (collectively, the "optionees") have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices.

We believe these options are unlikely to be exercised in the foreseeable future because it would not be economically advantageous for the optionee to do so. This offer will allow optionees to choose whether to keep their current stock options at their current exercise price, or to exchange them for a new option for the same number of shares. We are making this offer to provide optionees with the benefit of holding options that create better performance incentives for optionees, and thereby to maximize shareholder value. (Page 13)

      3.  WHEN WILL THE NEW OPTIONS BE ISSUED?

The new option will be issued on the date that we accept your options for exchange (the "replacement grant date"). (Page 17)

      4.  WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

The exercise  price of the new option will be $0.0125 per  ordinary  share.
(Page 22)

      5.  WHO IS ELIGIBLE?

Any current employee, officer or director of Commtouch with a current vested or unvested stock option under the Plan with an exercise price equal to or greater than ten dollars ($10.00) per share. Notwithstanding the preceding sentence, replacement grants shall be issued to Gideon Mantel, Director and Chief
Executive Officer, and Amir Lev, Director, President and Chief Technology Officer, only upon approval by the Commtouch shareholders. (Pages 10; 25)

      6.  WILL ALL OPTIONEES WORLDWIDE BE ELIGIBLE TO PARTICIPATE?

Special considerations may apply to those optionees located outside of the United States of America. Of optionees located outside the United States, only those optionees resident in Israel and the United Kingdom will be eligible to participate.

      7.  WHAT ARE THE TERMS OF THE NEW OPTIONS?

Except for new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan, the ordinary shares underlying the new options will vest with respect to 33.33% of the shares on February 15, 2002, and with respect to an additional 16.665% of the remaining shares at the end of each six month period thereafter. The exercise price will be $0.0125 per ordinary share. The ordinary shares underlying new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan will vest in accordance with the terms of your old option agreement. If you were granted options pursuant to a Share Option Agreement and elect to exchange your options pursuant to this offer, all of your new options will expire immediately upon termination of your employment with Commtouch for cause or upon a change in corporate control if the successor or purchasing corporation does not assume the options or substitute other securities or consideration therefor. If you were granted options under the original 1999 Nonemployee Directors Stock Option Plan (prior to amendment numbers one and two) and elect to exchange them pursuant to this offer, your new options may be transferred or assigned by you to a family member or trust for the benefit of you or your family member or any entity which is an investor in Commtouch and of which you are a general or limited partner or member of senior management. If you transfer or assign your new options to a trust or entity, unless the transfer is to a trust in which you or the family member have more than fifty percent of the beneficial interest, a foundation in which you have control of the management of assets or an entity in which you own more than fifty percent of the voting interests, the underlying shares will not be considered registered, and the transferee or assignee will be subject to restrictions on resale under Rule 144 of the Securities Act of 1933. Otherwise, the new options will have terms and conditions that are similar to those of the cancelled options. (Pages 21-23).

      8.  WHAT DO I NEED TO DO TO ACCEPT THE OFFER TO EXCHANGE?

If you wish to accept the offer to exchange, you must make an IRREVOCABLE election by August 13, 2001 to cancel all your outstanding stock options in exchange for a new option for the same number of shares to be issued on the replacement grant date. If you wish to participate by exchanging any of your Commtouch options, you must agree to cancel all of your options granted under the Plan at a price equal to or greater than ten dollars ($10.00) per share.

In order to do so, just complete the attached letter of transmittal, sign it, and ensure that Commtouch receives it no later than 5:00 p.m. Pacific Time on August 13, 2001.* The letter of transmittal should be sent to Commtouch Software Ltd., c/o Commtouch Inc., 2029 Stierlin Court, Mountain View, California 94043, USA, Attention: Catherine Dowley, Commtouch Stock Administrator. (Pages 15-16)

      9.  IS THIS A REPRICING?

Yes. Your eligible options will be repriced and Commtouch will treat the repricing for financial reporting purposes as a fixed award. Commtouch will be required to record as compensation expense the amount by which the market value of the shares


--------
* 12:00 a.m. Greenwich Mean Time, August 14, 2001 subject to the newly granted options exceeds the exercise price of those shares. This compensation expense will accrue as a fixed accounting charge to our earnings over the period when the newly granted options are outstanding. (Page 28-29)

      10. WHY CAN'T YOU JUST GRANT ME MORE OPTIONS?

Because of the large number of underwater options currently outstanding at Commtouch, a total re-grant of new options would severely dilute our outstanding shares and have a severe negative impact on revenue and other per share issues. (Page 13)

      11. IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

They will be cancelled after 5:00 p.m. Pacific Time on the replacement grant date. (Pages 12-13; 28)

      12. WHAT IS THE DEADLINE TO ACCEPT THE OFFER TO EXCHANGE?

We must receive your letter of transmittal by 5:00 p.m. Pacific Time on August 13, 2001* unless we extend the deadline. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of the offer period. If we extend the offer beyond that time, you must deliver these documents before the extended deadline.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly elected options promptly after the expiration of the offer. (Pages 12-13; 32-33)


--------
* 12:00 a.m. Greenwich Mean Time, August 14, 2001.

      13. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options you currently hold will remain in effect at their original price and original terms. (Pages 15-16)

      14. IF I ACCEPT THE OFFER, CAN I LATER CHANGE MY MIND AND KEEP MY CURRENT OPTIONS?

Yes, but we must receive written notice of your withdrawal of your options before 5:00 p.m. Pacific Time on August 13, 2001.* If we extend the offer beyond that time, you may withdraw at any time until the extended expiration of the offer. You must deliver to Commtouch Stock Administrator a written notice of withdrawal. Thereafter, if you decide to accept the offer, follow the delivery procedures and deadlines described above. (Pages 16-17)

      15. IS THERE ANY TAX CONSEQUENCE TO MY PARTICIPATION IN THIS CHANGE?

We know of no adverse federal tax consequence that will impact any optionee in the United States with respect to options exchanged and re-granted under this program. If you exchange your current options for new options, you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, you will not be required under current law to recognize income for federal income tax purposes. The grant of options is not recognized as taxable income.

All new options will be nonstatutory stock options. If your current options are incentive stock options and you decide to exchange them, you will lose the tax advantages of incentive stock options.

We recommend that you consult with your own tax advisor to determine the tax consequences of electing to exchange options pursuant to the offer. (Pages 29-32)

---------------
* 12:00 a.m. Greenwich Mean Time, August 14, 2001.

      16. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

We understand that this will be a challenging decision for many optionees. The program does carry considerable risk, and there are no guarantees of our future stock performance. The decision to participate must be each individual optionee's personal decision, and it will depend on, among other things, each optionee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and of our own business and stock price factors. (Pages 13-14)

      17. WHAT DO THE COMPANY AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. (Page 14)

      18. ARE THERE ANY CONDITIONS TO THE OFFER?

The offer is subject to a number of conditions described in Section 6. (Pages 17-21)

      19. WHAT IF MY EMPLOYMENT AT COMMTOUCH ENDS BETWEEN THE DATE I ACCEPT THE OFFER AND THE REPLACEMENT GRANT DATE?

Your options will not be exchanged.

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

      20. WHICH OPTIONS WILL BE CANCELLED?

If you accept this offer, all your options granted under the Plan at an exercise price equal to or greater than ten dollars ($10.00) per share will be cancelled. (Page 10)

      21. CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MORE THAN ONE OPTION CONTRACT?

No. If you accept this offer, we will cancel all options granted to you under the Plan at a price equal to or greater than ten dollars ($10.00) per share. (Page 10)

      22. CAN I EXCHANGE THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

Yes. We will issue a replacement option covering the unexercised portion of the option.

      23. CAN I SELECT ONE PART OF AN OPTION TO CANCEL, OR CANCEL AN OPTION ONLY AS TO CERTAIN SHARES?

No.

      24. I LET SOME OF MY OPTIONS EXPIRE UNEXERCISED BECAUSE THE EXERCISE PRICE WAS BELOW THE MARKET PRICE. CAN I EXCHANGE THESE OPTIONS?

No, the offer applies only to options that are currently unexpired.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

      25. HOW MANY SHARES WILL BE COVERED IN MY NEW OPTION?

Those optionees who choose to participate will receive a replacement stock option on the replacement grant date. The new stock option will be for the same number of shares cancelled under your old stock option. Each new option will be granted under the Plan, as amended and restated, pursuant to a new option agreement between you and us. (Pages 10, 12, 22)

      26. WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

$0.0125 per share.  (Page 22)

      27.  WHAT  WILL  MY  NEW  OPTION  TYPE  BE,   INCENTIVE  STOCK  OPTION  OR
NONSTATUTORY STOCK OPTION?

The new options will be nonstatutory options. If your current options are incentive stock options and you decide to exchange them, you will lose the tax advantages of incentive stock options. (Page 30)

      28. WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

We will grant the new options as of the replacement grant date. Note that the Commtouch Stock Administrator will require approximately two weeks following the replacement grant date to provide you with documentation of the grant. (Page 17)

      29. WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

Except for new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan, the vesting schedule for all replacement options granted in this program will be the same: 33.33% of the underlying shares will vest on February 15, 2002, and 16.665% of the remaining shares at the end of each six month period thereafter. If some or all of the shares in your current grant have vested, you will lose that vesting. The ordinary shares underlying new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan will vest in accordance with the terms of your old option agreement. (Pages 21-23)

      30. CAN YOU GIVE ME AN EXAMPLE OF HOW THE OFFER TO EXCHANGE WORKS?

What follows is a representative example - your situation will vary according to your unique circumstances.

      Assumptions:
      Your Hire Date:  September 10, 2000
      Your Original Stock Option:  1,000 shares
      Your Original Stock Option Exercise Price:  $30.00
      Your Original Vesting Schedule: 250 shares vest September 10, 2001, then monthly thereafter.
         Your Original Stock Options were not granted under the 1999 Nonemployee Directors Stock Option Plan.

         Using the above assumptions, we would cancel the original option on the date we accept your options for exchange and on the replacement grant date and grant a new option for 1,000 shares at a new exercise price of $0.0125 per share. The new option will vest as to 333 shares (33.33% of the grant) on February 15, 2002, then will vest with respect to an additional 16.665% of the remaining shares subject to the new option at the end of each six month period thereafter (August 15, 2002, February 15, 2003, etc.).

      31. AFTER THE RE-GRANT, WHAT HAPPENS IF I AGAIN END UP UNDERWATER?

We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. Therefore this is considered a one-time offer.

INTRODUCTION

Commtouch Software Ltd. ("Commtouch") is offering to exchange for all current employees, officers and directors of Commtouch all outstanding options to purchase ordinary shares granted at an exercise price equal to or greater than ten dollars ($10.00) per share under the 1996 CSI Stock Option Plan, the 1999 Nonemployee Directors Stock Option Plan, the 1999 Section 3(i) Share Option Plan and the Share Option Agreements (collectively, the "Plan") for new options that we will grant under the Amended and Restated 1996 CSI Stock Option Plan, the Amended 1999 Nonemployee Directors Stock Option Plan and the Amended and Restated 1999 Section 3(i) Share Option Plan (as each relates to any new option you may receive, the "Plan, as amended and restated"). We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of ordinary shares subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected to be exchanged by such option holder and accepted for exchange. We will grant the new options on the date that the options are accepted for exchange by us (the "replacement grant date"). If you accept this offer, you must exchange all Commtouch stock options granted to you under the Plan at a price equal to or greater than ten dollars ($10.00) per share.

This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to conditions, which we describe in Section 6 of this offer.

If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you new options under the Plan, as amended and restated, pursuant to a new option agreement between you and us. The exercise price of the new options will be $0.0125 per share. Except for new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan, each new option will vest with respect to 33.33% of shares subject to the option on February 15, 2002, and with respect to an additional 16.665% of the remaining shares subject to the option at the end of each six month period thereafter. The ordinary share underlying new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan will vest in accordance with the terms of your old option agreement. Optionees who were granted eligible options under the 1996 CSI Stock Option Plan will be granted new options pursuant to a new option agreement under the Amended and Restated 1996 CSI Stock Option Plan. Optionees who were granted eligible options under the 1999 Nonemployee Directors Stock Option Plan will be granted new options pursuant to a new option agreement under the Amended 1999 Nonemployee Directors Stock Option Plan. Optionees who were granted eligible options under the 1999 Section 3(i) Share Option Plan or a Share Option Agreement will be granted new options pursuant to a new option agreement under the Amended and Restated Section 3(i) Share Option Agreement. If you were granted options pursuant to a Share Option Agreement and elect to exchange your options pursuant to this offer, all of your new options will expire immediately upon termination of your employment with Commtouch for cause or upon a change in corporate control if the successor or purchasing corporation does not assume the options or substitute other securities or consideration therefor. If you were granted options under the original 1999 Nonemployee Directors Stock Option Plan (prior to amendment numbers one and two) and elect to exchange them pursuant to this offer, your new options may be transferred or assigned by you to a family member or trust for the benefit of you or your family member or any entity which is an investor in Commtouch and of which you are a general or limited partner or member of senior management. If you transfer or assign your new options to a trust or entity, unless the transfer is to a trust in which you or the family member have more than fifty percent of the beneficial interest, a foundation in which you have control of the management of assets or an entity in which you own more than fifty percent of the voting interests, the underlying shares will not be considered registered, and the transferee or assignee will be subject to restrictions on resale under Rule 144 of the Securities Act of 1933. The options will have other terms and conditions that are similar to those of the cancelled options.

As of May 1, 2001, options to purchase 2,086,804 ordinary shares were issued and outstanding under the Plan. These options had exercise prices ranging from $0.2010 to $66.50 per share. Of these issued and outstanding options, options to purchase 1,521,988 ordinary shares are eligible for exchange pursuant to this offer. These eligible options had exercise prices ranging from $10.00 to $66.50 per share. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 8.96% of the total shares of our common stock outstanding as of May 1, 2001.

All options accepted by us pursuant to this offer will be cancelled.

THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase ordinary shares under the Plan, as amended and restated, all eligible outstanding options that are properly elected for exchange and not validly withdrawn in accordance with section 4 before the "expiration date," as defined below. If your options are properly elected for exchange and accepted for exchange, you will be entitled to receive new options to purchase the number of ordinary shares which is equal to the number of shares subject to the options that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events which occur prior to the issuance of replacement options. All new options will be subject to the terms of the Plan, as amended and restated, and a new option agreement between us and you.

Special considerations may apply to optionees outside of the United States of America.

The offer to exchange extends only to the options granted under the Plan.

The term "expiration date" means 5:00 p.m. Pacific Time on August 13, 2001,* unless we, in our sole discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate, and amend the offer.

If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options; or

(b) we decrease the number of options eligible to be elected for exchange in the offer; or

(c) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of

----------------
* 12:00 a.m. Greenwich Mean Time, August 14, 2001.

     the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in section 14.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

2.    PURPOSE OF THE OFFER.

We issued the options outstanding under the Plan to provide our optionees with an opportunity to acquire or increase a proprietary interest in Commtouch, thereby creating a stronger incentive to expend maximum effort for our growth and success and to encourage our optionees to continue their employment with Commtouch.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future because it would not be economically advantageous for the optionee to do so. By making this offer to exchange outstanding options for new options that will have an exercise price equal to $0.0125 per share, we intend to provide our optionees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for optionees and thereby maximize stockholder value. Because of the large number of options currently outstanding, a total re-grant of new options would severely dilute our outstanding shares and have a severe negative impact on revenue and other per share issues. THERE IS NO GUARANTEE THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

(a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries. Although we have no pending plans or proposals for acquisitions or other business combinations, we expect to consider such matters from time to time in the future;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

(e)  any other material change in our corporate structure or business;

(f) our shares not being authorized for quotation on Nasdaq, subject, however, to Nasdaq's ability to delist our shares, as discussed in the Investment Risks Section of our annual report on Form 20-F for the fiscal year ended December 31, 2000;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of an obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our charter or bylaws or other governing instruments, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision.

3.    PROCEDURE TO EXCHANGE OPTIONS.

PROPER EXCHANGE OF OPTIONS. To accept this offer and exchange your options, you must properly complete, execute and deliver to us the attached letter of transmittal along with any other required documents. We must receive all of the required documents by post sent to Commtouch Software Ltd., c/o Commtouch Inc., 2029 Stierlin Court, Mountain View, California 94043, USA, Attention: Catherine Dowley, Stock Administrator, on or before the expiration date. If not, then you will not be allowed to participate in the option exchange, and all stock options you currently hold will remain in effect at their original price and terms.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR CHOICE AND RISK. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any exchange of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR NOTICE TO YOU OF OUR ACCEPTANCE OF YOUR ELECTION TO EXCHANGE OPTIONS PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

You may only withdraw the options you have elected to exchange ("your elected options") in accordance with the provisions of this section 4.

You may withdraw your elected options at any time before 5:00 p.m. Pacific Time on August 13, 2001.* If we extend the offer beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer. In addition, unless we accept your elected options for exchange before 5:00 p.m. Pacific Time on August 20, 2001, you may withdraw your options elected for exchange at any time up to 5:00 p.m. Pacific Time on August 20, 2001.**

To validly withdraw elected options, you must deliver to us a written notice of withdrawal with the required information by the above deadline. The notice of withdrawal must include your name, the grant date of your option(s), exercise price, and total number of shares included in each option, and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to exchange the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, however, you may properly re-elect those options before the expiration date by following the procedures described in Section 3.

Neither Commtouch nor any other person is obligated to give notice of any defects or irregularities in any notice of

-----------------
* 12:00 a.m. Greenwich Mean Time, August 14, 2001.
**12:00 a.m. Greenwich Mean Time, August 21, 2001.

withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW
      OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn on or before the expiration date. If your options are properly elected for exchange and accepted for exchange, you will be granted new options on the replacement grant date. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the replacement date occurring thereafter.

For purposes of the offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will mail your new option agreement within two weeks after the new option grant date.

6.    CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after July 17, 2001 and prior to the replacement grant date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

(a) there has been threatened or instituted or is pending any action or proceeding or any action is taken in any action or proceeding already pending by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Commtouch or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

     (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

     (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

     (iii)     materially  impair the contemplated  benefits of the offer to us;
               or

     (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Commtouch or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c)  there has occurred:

     (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

     (iii)     the   commencement   of  a  war,   armed   hostilities  or  other
               international or national crisis directly or indirectly involving the United States or Israel;

     (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or Israel;

     (v) any significant decrease in the market price of our ordinary shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Commtouch or our subsidiaries or on the trading in our ordinary shares;

     (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Commtouch or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

     (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

     (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on July 20, 2001;

(e) a tender or exchange offer with respect to some or all of our ordinary shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

     (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding ordinary shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding ordinary shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 17, 2001;

     (ii)      any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before February 7, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding ordinary shares; or

     (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Commtouch or our subsidiaries that, in our reasonable judgment, is or may be material to Commtouch or our subsidiaries.

The conditions to the offer are for our benefit and those of our shareholders as a whole. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.    PRICE RANGE OF ORDINARY SHARES UNDERLYING THE OPTIONS.

Our ordinary shares have been quoted on the Nasdaq National Market System ("Nasdaq") under the symbol CTCH since our initial public offering on July 13, 1999. Our fiscal year runs from January 1 through December 31.

The high and low reported sale prices for the ordinary shares on a quarterly basis for 1999 and 2000 and for the six months preceding the date of this prospectus were as follows:

1999:
      Third Quarter (beginning July 13, 1999)      $  22.625    $  11.0625
      Fourth Quarter                                  49.125       14.3125

2000:
      First Quarter                                $  66.50     $  35.5625
      Second Quarter                                  38.5625      14.625
      Third Quarter                                   33.9375      16.50
      Fourth Quarter                                  18.9375       3.8125

Most Recent Six Months:
      January 2001                                 $   4.6875   $   2.00
      February 2001                                    3.625        1.25
      March 2001                                       1.0625       0.75
      April 2001                                       0.74         0.49
      May 2001                                         1.69         0.73
      June 2001                                        1.05         0.60

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION. We will issue new options to purchase ordinary shares under the Plan, as amended and restated, in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of ordinary shares subject to new options to be granted to each option holder will be equal to the number of shares subject to the options elected by such option holder.

TERMS OF NEW OPTIONS. The new options will be issued under the Plan, as amended and restated. We will issue a new option agreement to each option holder who has elected to exchange options in the offer. The exercise price of the new options will be $0.0125 per share. Except for new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan, each new option will vest with respect to 33.33% of shares subject to the option on February 15, 2002, and with respect to an additional 16.665% of the remaining shares subject to the option at the end of each six month period thereafter. The ordinary shares underlying new options granted under the Amended 1999 Nonemployee Directors Stock Option Plan will vest in accordance with the terms of your old option agreement. If you were granted options pursuant to a Share Option Agreement and elect to exchange your options pursuant to this offer, all of your new options will expire immediately upon termination of your employment with Commtouch for cause or upon a change in corporate control if the successor or purchasing corporation does not assume the options or substitute other securities or consideration therefor. If you were granted options under the original 1999 Nonemployee Directors Stock Option Plan (prior to amendment numbers one and two) and elect to exchange them pursuant to this offer, your new options may be transferred or assigned by you to a family member or trust for the benefit of you or your family member or any entity which is an investor in Commtouch and of which you are a general or limited partner or member of senior management. If you transfer or assign your new options to a trust or entity, unless the transfer is to a trust in which you or the family member have more than fifty percent of the beneficial interest, a foundation in which you have control of the management of assets or an entity in which you own more than fifty percent of the voting interests, the underlying shares will not be considered registered, and the transferee or assignee will be subject to restrictions on resale under Rule 144 of the Securities Act of 1933. The options will have other terms and conditions that are similar to those of the cancelled options.

The terms and conditions of your current options under the Plan are set forth in the Plan and the stock option agreement you entered into in connection with the grant. The Plan is attached as Exhibits 10.1, 10.2, 10.3 and 10.4 to our Form F-1/A filed with the SEC on June 3, 1999, Exhibit 10.4 to our report on Form S-8 filed with the SEC on January 20, 2000, and Exhibit 3 to our report on Form 6-K filed with the SEC on August 16, 2000, which are hereby incorporated by reference. The Plan, as amended and restated, and forms of the new option agreements are attached as

Exhibits (d)(1)-(3), to our Schedule T-O filed with the SEC on July 20, 2001 in connection with this offer to exchange.

YOU MAY OBTAIN COPIES OF THE PLAN AS INDICATED BELOW.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE PLAN AND THE PLAN, AS AMENDED AND RESTATED, AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO ALL PROVISIONS OF THE PLAN AND THE PLAN, AS AMENDED AND RESTATED, AND THE FORMS OF STOCK OPTION AGREEMENT UNDER THE PLAN. PLEASE CONTACT CATHERINE DOWLEY, COMMTOUCH STOCK ADMINISTRATOR, AT (650) 864-2318 TO RECEIVE A COPY OF THE PLAN, THE PLAN, AS AMENDED AND RESTATED, OR FORMS OF STOCK OPTION AGREEMENT. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.

9.    INFORMATION CONCERNING COMMTOUCH.

Commtouch is a leading global provider of outsourced e-mail and messaging solutions to small, medium and large enterprises and their service providers as well as internetcentric organizations including web portals and websites. We began operations in 1991, but we began commercially selling Web-based email and other messaging services only in 1998 after changing our strategic focus from sales and service of stand-alone email client software products for mainframe and personal computers. In 1991, we were incorporated under the laws of the State of Israel. Our fiscal year runs from January 1 to December 31, with each fiscal year ending on December 31 of the corresponding calendar year. Our principal offices are located at 2029 Stierlin Court, Mountain View, California 94043, USA, and 6 Hazoran Street, Poleg Industrial Park, Netanya 42504, Israel. The telephone numbers for our principal offices are (650) 864-2000 (Mountain View, California) and (011) (972) (9) 863-6888 (Netanya, Israel).

Additional information about Commtouch is available from the documents described in Section 16.

The financial information included in Item 18 of our annual report on Form 20-F for the fiscal year ended December 31, 2000 is incorporated herein by reference. See Section 16, "Additional Information," for instructions on how you can obtain copies of our SEC filings, including filings that include our financial statements.

10.   INTERESTS  OF  DIRECTORS  AND  OFFICERS;   TRANSACTIONS  AND  ARRANGEMENTS
CONCERNING COMMTOUCH'S SECURITIES.

The directors and executive officers of Commtouch and their positions and offices as of May 1, 2001 are set forth in the following table:

NAME                       POSITIONS AND OFFICES HELD
----                       --------------------------
Allan Barkat               Director
Amir Lev                   Director, Chief Technology Officer and President
Carolyn Chin               Chairman of the Board of Directors
Elton King.                Director
Gideon Mantel              Director and Chief Executive Officer
Nahum Sharfman             Director
Richard Sorkin             Director
Sunil Bhardwaj             Chief Financial Officer
Thomas Calandra*           Director
Thomas Camp                Director
Yair Safrai                Director

The address of each director and executive officer is: Commtouch Software Ltd., c/o Commtouch Inc., 2029 Stierlin Court, Mountain View, California 94043, USA.

Please see Item 6 of our annual report on Form 20-F for the fiscal year ended December 31, 2000 filed with the SEC on May 16, 2001, including information regarding the amount of our securities beneficially owned by our executive officers and directors as of May 1, 2001, which is incorporated herein by reference.

ORDINARY SHARE TRANSACTIONS

The executive officers and directors of Commtouch and its subsidiaries have engaged in the following ordinary share transactions within the last sixty (60) days:

     Name             Transaction        Number of          Type of share
                         Date             shares     Value   transaction
Carolyn Chin        May 22nd, 2001          1000     $1.37     BOUGHT
Carolyn Chin        May 22nd, 2001          2300     $1.38     BOUGHT
Carolyn Chin        May 22nd, 2001         26700     $1.39     BOUGHT

------------------
* Mr. Calandra resigned from the Commtouch Board of Directors effective June 7, 2001.

OPTION TRANSACTIONS

The executive officers and directors of Commtouch and its subsidiaries have not engaged in any option transactions within the last sixty (60) days.

Our executive officers and directors currently hold options to purchase 697,200 ordinary shares of Commtouch that were granted under the Plan at an exercise price between $12.75 per share and $35.56 per share. The executive officers and directors presently intend to exchange all of these options for new options with an exercise price of $0.0125 per share pursuant to the terms of this offer. Of the options to purchase 697,200 ordinary shares, replacement grants to purchase 342,200 ordinary shares of Commtouch will be issued to Gideon Mantel, Director and Chief Executive Officer, and Amir Lev, Director, President and Chief Technology Officer, only upon approval by the Commtouch shareholders.

Commtouch is a party to certain agreements with respect to its securities. These agreements, copies of which have been filed with the SEC as noted below, are incorporated by reference herein and include:

     o Stock Purchase Agreement between Commtouch Software Ltd. and Rideau Ltd., dated June 1, 2001. The agreement is attached as Exhibit 1 to our report on Form 6-K filed with the SEC on June 1, 2001;

     o Stock Purchase Agreement between Commtouch Software Ltd. and Hughes Holdings LLC, dated June 6, 2001. This agreement is attached as
          Exhibit 1 to our report on Form 6-K filed with the SEC on June 12, 2001;

     o Amended and Restated Merger and Exchange Agreement dated November 24, 2000 among Commtouch Software Ltd., Commtouch Inc., CW Acquisition Corporation, Wingra, Incorporated, the holder of certain outstanding capital stock of Wingra, Incorporated, and the holders of all of the outstanding membership interests in Wingra Technologies, LLC other than that owned by Wingra, Incorporated. The agreement is attached as
          Exhibit 3 to our report on Form 6-K filed with the SEC on January 24, 2001;

     o Registrant's 1996 CSI Stock Option Plan and forms of agreement thereunder. This document is attached as Exhibit 10.1 to our Form F-1/A filed with the SEC on June 3, 1999;

     o Registrant's form of Stock Option Agreement for Israeli Employees. This document is attached as Exhibit 10.2 to our Form F-1/A filed with the SEC on June 3, 1999;

     o Registrant's 1999 Stock Option Plan and form of agreement thereunder. This document is attached as Exhibit 10.3 to our Form F-1/A filed with the SEC on June 3, 1999;

     o Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 10.4 to our Form F-1/A filed with the SEC on June 3, 1999;

     o Commtouch Software Ltd. 1999 Employee Stock Purchase Plan and forms thereunder. This document is attached as Exhibit 10.5 to our Form F-1/A filed with the SEC on June 3, 1999;

     o Commtouch Software Ltd. Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 10.4 to our Form S-8 filed with the SEC on January 20, 2000;

     o Amendment to Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan. This document is attached as Exhibit 3 to our report on Form 6-K filed with the SEC on August 16, 2000;

     o Amended and Restated Registration Rights Agreement dated as of December 29, 1999. The agreement is attached as Exhibit 4.2 to our Form F-1 filed with the SEC on June 3, 1999;

     o Form of Tag-Along Rights (Right of First Refusal and Cosale) Agreement dated as of December 23, 1998. This form of agreement is attached as
          Exhibit 4.3 to our Form F-1 filed with the SEC on June 3, 1999;

     o Form of Drag-Along letter dated as of April 15, 1999. This form of agreement is attached as Exhibit 4.4 to our Form F-1 filed with the SEC on June 3, 1999;

     o Memorandum of Understanding dated July 7, 1999. This agreement is attached as Exhibit 99.2 to our Form F-1/A filed with the SEC on July 9, 1999;

     o Form of Share; Warrant for Go2Net, Inc. This form of share warrant is attached as Exhibit 10.9.1 to our Form F-1/A filed with the SEC on July 12, 1999;

     o Form of Share Purchase Agreement. This form of agreement is attached as Exhibit 10.10 to our Form F-1/A filed with the SEC on July 12, 1999;

     o Form of Registration Rights Agreement. This form of agreement is attached as Exhibit 10.10.1 to our Form F-1/A filed with the SEC on July 12, 1999;

     o Amendment Number 1 to Amended and Restated Registration Rights Agreement dated as of December 29, 1999. This amendment is attached as
          Exhibit 4.2.1 to our Form F-1/A filed with the SEC on January 5, 2000;

     o Form of Share Warrant for Microsoft Corporation dated October 26, 1999. This form of warrant is attached as Exhibit 10.9.2 to our Form F-1/A filed with the SEC on January 5, 2000;

     o Amendment dated December 29, 1999 to Form of Share Warrant for Microsoft Corporation. This amendment is attached as Exhibit 10.9.3 to our Form F-1/A filed with the SEC on January 5, 2000;

     o Lockup Agreement dated December 29, 1999. This agreement is attached as Exhibit 10.9.4 to our Form F-1/A filed with the SEC on January 5, 2000;

     o Form of Letter Agreement between the Registrant and Selling Security holders extending deadline for SEC registration. This form of agreement is attached as Exhibit 10.10.2 to our Form F-1/A filed with the SEC on January 5, 2000;

     o    Amendment  Number  2  to  Amended  and  Restated  Registration  Rights
          Agreement  dated as of March 10, 2000.  This  amendment is attached as
          Exhibit 4.2.2 to our Form F-1/A filed with the SEC on March 28, 2000;

     o Amended and Restated 1996 CSI Stock Option Plan and form of agreement thereunder. This document is attached as Exhibit (d)(1) to our Schedule T-O filed with the SEC in connection with this offer to exchange;

     o Amended and Restated 1999 Section 3(i) Share Option Plan and form of option agreement thereunder. This document is attached as Exhibit
          (d)(2) to our Schedule T-O filed with the SEC in connection with this offer to exchange;

     o Amended 1999 Nonemployee Directors Stock Option Plan and form of agreement thereunder. This document is attached as Exhibit (d)(3) to our Schedule T-O filed with the SEC in connection with this offer to exchange;

In addition to those agreements referenced herein, Commtouch is a party to certain agreements with its executive officers and directors. These agreements are described in Item 7 of our annual report on Form 20-F filed with the SEC on May 16, 2001, which is incorporated herein by reference.

Commtouch   expects  to  consider  from  time  to  time   additional   financing
arrangements. Such arrangements may call for the issuance of additional ordinary shares.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Options we acquire pursuant to the offer will be cancelled and the ordinary shares subject to those options will be returned to the pool of shares available for grants of new options under the Plan, as amended and restated, and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that Commtouch will incur compensation expense as a result of the transactions contemplated by the offer because we will grant new options within the six months after the date that we accept and cancel options elected for exchange. Our grant of the new options to the electing option holder will be treated for financial reporting purposes as a fixed award. We will be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense will accrue as a fixed accounting charge to our earnings over the period when the newly granted options are outstanding.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange and to issue new options for options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.   MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

Option holders who exchange outstanding options for new options granted under the Plan, as amended and restated, will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe the exchange will be treated as a nontaxable exchange.

Options granted under the Plan, as amended and restated, will be nonstatutory options that are subject to vesting and are not intended to satisfy the requirements of Section 422 of the Code. Thus, if your current options are incentive stock options and you decide to exchange, you will lose the tax advantages of incentive stock options. Under U.S. tax law, an optionee recognizes no taxable income upon the grant of a nonstatutory option that is subject to vesting. Accordingly, at the date of grant of the new options, the option holders will not be required to recognize income for federal income tax purposes.

On the date options are granted under the Plan, as amended and restated, the exercise price of options will be a relatively small percentage of the fair market value of the shares for which the options may be exercised unless there is a steep decline in the price of our shares between the date of this Offer and the date options are granted under the Plan, as amended and restated. On any date an option granted under the Plan, as amended and restated, vests, the exercise price of that option will be a relatively small percentage of the fair market value of the shares for which that option may be exercised unless there is a steep decline in the price of our shares between the date of this Offer and the date that option vests.

If on both the grant date and the vesting date, the exercise price of a nonstatutory option is a relatively small percentage of the fair market value of the shares for which the option may be exercised, the Internal Revenue Service may treat the option as having been exercised and, in that event, the optionee will recognize ordinary income at the time the option vests. The amount of ordinary income will be equal to the excess of the fair market value on the vesting date of the shares for which the option may be exercised over the exercise price of the option. If ordinary income is recognized upon vesting of the option as outlined above, the optionee will recognize no taxable income upon the exercise of the option.

In contrast, if on either the grant date or the vesting date, the exercise price of a nonstatutory option is more than a relatively small percentage of the fair market value of the shares for which the option may be exercised, the optionee will recognize ordinary income not at the time the option vests but instead at the time the option is exercised. The amount of ordinary income will be equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

We may in our discretion permit certain options granted to officers and directors under the Plan, as amended and restated, to be exercised for unvested shares prior to the vesting dates of such options. If prior to the vesting of a nonstatutory option, the optionee exercises the option and receives unvested shares as a result of such exercise, the optionee will have ordinary income at the time the unvested shares vest unless the optionee makes an election under
Section  83(b) of the Code no
later than 30 days after the option exercise date (a "timely Section 83(b) election"). In this situation, absent a timely Section 83(b) election, the optionee will recognize ordinary income at the time the unvested shares vest, and the amount of ordinary income will be equal to the excess of the fair market value of the shares on the shares' vesting date over the exercise price paid for the shares. If the optionee makes a timely Section 83(b) election, the optionee will have ordinary income at the time the option is exercised, and the amount of ordinary income will be equal to the excess of the fair market value of the shares on the option exercise date over the exercise price paid for the shares.

At the time the optionee recognizes ordinary income (whether as a result of option vesting, option exercise, or share vesting), the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the nonstatutory option. The deduction will in general be allowed for the taxable year of Commtouch in which the ordinary income is recognized by the optionee.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER AND, IN PARTICULAR, REGARDING WHEN YOU WILL RECOGNIZE TAXABLE INCOME WITH RESPECT TO OPTIONS GRANTED UNDER THE PLAN AND WHETHER IT IS ADVISABLE TO EXERCISE OPTIONS PRIOR TO THEIR VESTING AND TO MAKE A SECTION 83(B) ELECTION FOR UNVESTED SHARES RECEIVED AS A RESULT OF EXERCISING UNVESTED OPTIONS.

14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action and extend the offer for a period of ten business days after the date of such notice:

(a) (i) we increase or decrease the amount of consideration offered for the options;

    (ii) we decrease the number of options eligible to be elected for exchange in the offer; or

    (iii) we increase the number of options eligible to be elected for exchange in the offer by an amount that exceeds 2% of the ordinary shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

(b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first given.

15.   FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

16.   ADDITIONAL INFORMATION.

We recommend that, in addition to this offer to exchange and letter of transmittal, you review the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

(a) our annual report on Form 20-F for our fiscal year ended December 31, 2000 filed with the SEC on May 16, 2001 as amended by Amendment No. 1;

(b)  our report on Form 6-K filed with the SEC on May 29, 2001;

(c) our Form S-8 (registering shares to be issued under the Plan) filed with the SEC on January 20, 2000;

(d)  our report on Form 6-K filed with the SEC on June 1, 2001; and

(e)  our report on Form 6-K filed with the SEC on June 12, 2001.

The SEC file number for these filings is 000-26495. These filings, our other annual reports and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W      7 World Trade Center        500 West Madison Street
Room 1024                  Suite 1300                  Suite 1400
Washington, D.C.  20549    New York, New York 10048    Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "CTCH," and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C.  20006

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Commtouch Software Ltd., c/o Commtouch Inc.
Attention: Sunil Bhardwaj, Chief Financial Officer
2029 Stierlin Court
Mountain View, California  94043  USA

or by telephoning us between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday at (650) 864-2318.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Commtouch should be read together with the information contained in the documents to which we have referred you.

17.   MISCELLANEOUS.

This offer to exchange contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, beliefs, expectations and intentions. In some cases, you can identify forward-looking statements by our use of words such as "expects," "anticipates," "believes," "intends," "plans," "seeks" and "estimates" and similar expressions. Our actual results, levels of activity, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to these differences include those discussed in our annual report on Form 20-F filed on May 16, 2001, which is incorporated in its entirety herein by reference, and Commtouch's other filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange. You should rely only on the information contained in this document or documents referred to in this document. We have not authorized anyone to give you any information or to make any representations in connection with this offer. If anyone does so, you must not rely upon it as having been authorized by us.

Commtouch Software Ltd.                          July 20, 2001